Exhibit 99.2

Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford / Stefan Loren (443) 213-0506

West Announces Proposed Private Placement of Senior Debt Securities

Lionville, PA May 8, 2012 — West Pharmaceutical Services, Inc. (NYSE: WST) today announced that it intends to commence an offering of senior debt securities in a private placement (the “Private Placement”) exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).  West expects to undertake the Private Placement, subject to market conditions, after it commences a tender offer (“Offer”), which West will separately announce today, for any and all of the $161,500,000 aggregate principal amount of its 4.00% Convertible Junior Subordinated Debentures due 2047 (“Debentures”).  West expects to use the net proceeds of the Private Placement to refinance amounts that it anticipates it will borrow under its revolving credit facility to pay the purchase price for the Debentures that it accepts for purchase in the Offer.

The total principal amount, interest rate, the interest payment dates and the maturity date of the debt securities to be issued in the Private Placement will be determined upon the pricing of that transaction.  There can be no assurance that Private Placement will be completed on terms and conditions satisfactory to West.

The debt securities to be offered in the Private Placement have not been and will not be registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This press release is being issued pursuant to Rule 135c under the Securities Act. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the debt securities.

About West

West is a global manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. West also provides products with application to the personal care, food and beverage markets. Headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com.

Forward-looking Information

This press release contains “forward-looking statements.” We caution investors that the risk factors set forth under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, as amended, as filed with the Securities and Exchange Commission and as revised or supplemented by our quarterly reports on Form 10-Q, could cause our actual results to differ materially from those estimated or predicted in the forward-looking statements. You should evaluate any statement in light of these important factors. Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.